Exhibit 10.2

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (the “Agreement”) is made and entered into this 1st day of November, 2019, by and among Cerecor Inc. (“Cerecor”), Armistice Capital Master Fund, Ltd. (“Armistice”) and Avadel US Holdings Inc. (“Avadel”).

RECITALS

WHEREAS, in connection with that certain Asset Purchase Agreement, dated as of October 10, 2019, by and between Cerecor and Aytu Bioscience, Inc. (“Aytu”), Cerecor assigned to Aytu certain of its outstanding Obligations (as defined in the paragraph immediately below) under the Membership Interest Purchase Agreement, dated February 5, 2016, by and among Cerecor, Deerfield CSF, LLC, Peter Steelman and James Flynn (the “MIPA”);

WHEREAS, Cerecor, Armistice and Avadel each have executed a Guarantee (the “Cerecor Guarantee”, the “Armistice Guarantee,” and the “Avadel Guarantee” respectively, and collectively, the “Guarantees”) in favor of Deerfield CSF, LLC, Peter Steelman and James Flynn (collectively, the “Guaranteed Parties”), dated on or about the date hereof in the case of the Cerecor Guarantee and the Armistice Guarantee, and dated on February 16, 2018, in the case of the Avadel Guarantee, in each case guaranteeing the Obligations (as defined in the Guarantees).

AGREEMENT
NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:
1.Contribution by Cerecor. Cerecor agrees to be liable for and to pay to Armistice 100% of any amount due on the Obligations and paid by Armistice to the Guaranteed Parties under the Armistice Guarantee, provided that Cerecor has not previously paid such amount under the Cerecor Guarantee. Additionally, Cerecor agrees to be liable for and to pay to Avadel 100% of any amount due on the Obligations and paid by Avadel to the Guaranteed Parties under the Avadel Guarantee, provided that Cerecor has not previously paid such amount under the Cerecor Guarantee and Armistice has not otherwise previously reimbursed such amount to Avadel.
2.Procedure.

a.
Contribution to Armistice. If Armistice desires to seek contribution from Cerecor pursuant to Section 1 of this Agreement, Armistice shall deliver written notice thereof to Cerecor in accordance with Section 3(d) of this Agreement. Armistice shall deliver such notice to Cerecor with reasonable promptness after payment has been made to the Guaranteed Parties pursuant to the Armistice Guarantee and the Guaranteed Parties have acknowledged receipt of such payment. The notice to Cerecor shall include evidence of Armistice’s payment to the Guaranteed Parties and acknowledgement of receipt by the Guaranteed

Parties and provide the amount of contribution due to Armistice from Cerecor. Upon receiving such notice, Cerecor shall be required to make a payment to Armistice for Cerecor’s share of the total liability paid by Armistice to the Guaranteed Parties (as described in Section 1 above) in cash within ten (10) business days after receipt of the notice.

b.
Contribution to Avadel. If Avadel desires to seek contribution from Cerecor pursuant to Section 1 of this Agreement, Avadel shall deliver written notice thereof to Cerecor in accordance with Section 3(d) of this Agreement. Avadel shall deliver such notice to Cerecor with reasonable promptness after payment has been made to the Guaranteed Parties pursuant to the Avadel Guarantee and the Guaranteed Parties have acknowledged receipt of such payment. The notice to Cerecor shall include evidence of Avadel’s payment to the Guaranteed Parties and acknowledgement of receipt by the Guaranteed Parties and provide the amount of contribution due to Avadel from Cerecor. Upon receiving such notice, Cerecor shall be required to make a payment to Avadel for Cerecor’s share of the total liability paid by Avadel to the Guaranteed Parties (as described in Section 1 above) in cash within ten (10) business days after receipt of the notice.

3.Miscellaneous.
a.Entire Agreement; Amendment. This Agreement sets forth the entire agreement and understanding among the parties with respect to the subject matter hereof, and may not be amended except by a writing signed by the party against whom enforcement is sought.

b.Existing Guarantee in favor of Avadel. Armistice acknowledges and agrees that its Guarantee issued on February 16, 2018, in favor of Avadel remains in full force and effect notwithstanding the assignment of the Obligations (as defined in such guarantee) and the modification of the payment terms with respect to such Obligations.

c.Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and will be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. This Agreement may not be assigned by Cerecor, Armistice or Avadel without the prior written consent of the other parties.

d.Severability. Wherever possible, any provision of this Agreement which is held invalid or unenforceable by a court of competent jurisdiction from which no further appeal has or is taken shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such invalidity or unenforceability in any one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

e.Notice. All notices and other communications hereunder shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by transmission-mail (with confirmation of transmission other than by means of an automatically generated reply) or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows (or at such other address for a party as shall be specified by like notice):
If to Cerecor:
540 Gaither Road, Suite 400
Rockville, MD 20850
Attention: Joe Miller
Email: jmiller@cerecor.com
with a copy (which shall not constitute notice):
Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
Attention: Don Reynolds
Email: dreynolds@wyrick.com
If to Armistice:
Armistice Capital Master Fund, Ltd.
510 Madison Avenue, 22nd Floor
New York, New York 10022
Attn: Anthony Cordone
Email: acordone@armisticecapital.com

If to Avadel:
Avadel US Holdings, Inc.
16640 Chesterfield Grove Road, Suite 200
Chesterfield, Missouri 63005
Attn: General Counsel
provided that any notice received at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day.
f.Governing law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

g.Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes, and all of which, when taken together shall constitute a single counterpart instrument. Facsimile copies of this Agreement or copies delivered by e-mail in PDF or similar format shall have the same effect as originals.
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IN WITNESS WHEREOF, the following parties have executed this Contribution Agreement as of the date first written above.

Cerecor Inc.

By:	/s/ Joseph Miller
Name:	Joseph Miller
Title:	Chief Financial Officer

Armistice Capital Master Fund, Ltd.

By:	/s/ Steven Boyd
Name:	Steven Boyd
Title:	Director

Avadel US Holdings Inc.

By:	/s/ Gregory J Divis
Name:	Gregory J Divis
Title:	CEO

[Signature Page to Contribution Agreement]